UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2022

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement of President and Chief Executive Officer

On June 25, 2022, Bank of Guam (the “Bank”), a subsidiary of BankGuam Holding Company (the “Company”), entered into a new Employment Agreement with Mr. Joaquin P.L.G. Cook, effective April 1, 2022 with an expiration date of March 31, 2027, as the Bank’s President and Chief Executive Officer. The Employment Agreement provides for, among other things, an annual base salary of $375,000 with annual CPI adjustments. The Employment Agreement also provides for a quarterly incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank, up to $400,000 per year, subject to review and possible adjustments by the Bank Board of Directors every other year. The incentive bonus shall be reduced by 10% or 15% if the Bank does not meet certain objectives, which are set forth in the Employment Agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital and allowance for loan and lease losses, and the Bank’s efficiency ratio. The Employment Agreement also provides certain personal benefits which include (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon permanent disability, Mr. Cook would receive his base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of his Employment Agreement. The Employment Agreement also provides for a Survivor Income Plan with a death benefit of $1,060,606 and a Supplemental Executive Retirement Plan (“SERP”) which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost. In the event of disability, the Bank is obligated to pay in 180 monthly payments 100% of the accrual balance, as defined in the SERP agreement. The agreements are expected to begin paying out at the executive’s normal retirement date when defined in the SERP agreement on the first day of the month following determination of disability. In the event of a change in control, the Bank is obligated to pay within 60 days of separation 100% of the accrual balance, as defined in the SERP agreement. In addition, in the event of a termination by the executive for “good reason” (as defined in the Employment Agreement) or by the Bank for any reason other than “cause” (as defined in the Employment Agreement), the Employment Agreement provides for continued payment of the amounts that would have been paid under the Employment Agreement for the remainder of the term.

Compensatory Arrangement of Executive Vice President and Chief Operating Officer.

On June 25, 2022, the Bank entered into a new Employment Agreement with Ms. Maria Eugenia H. Leon Guerrero, effective April 1, 2022 with an expiration date of March 31, 2027, as the Bank’s Executive Vice President and Chief Operating Officer. The Employment Agreement provides for, among other things, an annual base salary of $365,000 with annual CPI adjustments. The Employment Agreement also provides for a quarterly incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank, up to $400,000 per year. The incentive bonus shall be reduced by 10% or 15% if the Bank does not meet certain objectives, which are set forth in the Employment Agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital and allowance for loan and lease losses, and the Bank’s efficiency ratio. The Employment Agreement also provides for certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, Ms. Leon Guerrero would receive her base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of her Employment Agreement. The Employment Agreement also provides for a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost. In the event of disability, the Bank is obligated to pay in 180 monthly payments 100% of the accrual balance, as defined in the SERP agreement. The agreements are expected to begin paying out at the executive’s normal retirement date when defined in the SERP agreement on the first day of the month following determination of disability. In the event of a change in control, the Bank is obligated to pay within 60 days of separation 100% of the accrual balance, as defined in the SERP agreement. In addition, in the event of a termination by the executive for “good reason” (as defined in the Employment Agreement) or by the Bank for any reason other than “cause” (as defined in the Employment Agreement), the Employment Agreement provides for continued payment of the amounts that would have been paid under the Employment Agreement for the remainder of the term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: June 29, 2022	BankGuam Holding Company

	By:	/s/ Maria Eugenia H. Leon Guerrero
Maria Eugenia H. Leon Guerrero
Executive Vice President and Chief Operating Officer